Exhibit 99.1

First Quarter 2003 Financial Results Reported by Southwest Water
Company

    WEST COVINA, Calif.--(BUSINESS WIRE)--May 13, 2003--For the three months ended March 31, 2003, Southwest Water Company (Nasdaq:SWWC) reported revenues of $36.1 million, operating income of $921,000, and a net loss of $149,000, or $.02 per diluted share. This compares to revenues of $28.2 million, operating income of $1.9 million, and net income of $1.2 million, or $.11 per diluted share, for the same period in 2002. Net income for the prior-year period includes one-time gains of $713,000, or $.07 per diluted share, from the dissolution of a company pension plan and the sale of excess land.
    Anton C. Garnier, Southwest Water president and CEO, said, "The increase in first quarter revenues is primarily attributable to two events in our Services Group: our acquisition of contract operations business from AquaSource, Inc., in the fourth quarter of 2002, and the beginning of a $25-million, two-year water treatment plant project in San Juan Capistrano, California. Both of these projects contributed to operating income in the first quarter; however, their contributions were offset by company-wide increases in general insurance, employee and health benefit expenses. For the quarter, these expenses were the primary reasons for the reduction in Services Group operating income of approximately $400,000 versus the prior-year quarter. We are focused on managing insurance and employee-related costs to improve Services Group financial performance."
    Garnier continued, "In the first three months of this year, revenues from water sales at our California utility decreased 5% from the prior-year quarter due to unfavorable weather compared to 2002. In addition, well closures related to groundwater contamination issues resulted in higher average water costs. Primarily as a result of these two factors, Utility Group operating income was reduced by approximately $500,000 compared to the first quarter of last year. For most water utilities, the first three months of each year yield lower water sales because cool and rainy weather reduces outdoor water use. However, rainfall does add to the groundwater aquifers which supply our lowest cost water. We anticipate that lower cost water from increased groundwater production, combined with a decision from the California Public Utilities Commission on a pending rate increase, will allow our Utility Group to improve its financial performance."
    As previously announced, the company will update its 2003 guidance and provide more detail regarding its first quarter 2003 operating results in a conference call and Web cast to be held at 1:30 p.m. PDT (4:30 p.m. EDT) today. Interested individuals can access the conference call on the company's Web site at www.southwestwater.com. For those unable to participate in the live Web cast, a replay will be available shortly after the call on the company's Web site.
    Southwest Water Company provides a broad range of services, including water production and distribution, wastewater collection and treatment, public works services, utility submetering and construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than 2 million people in 31 states from coast to coast depend on Southwest Water for high-quality, reliable service.

    This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market and environmental factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission. The company assumes no obligation, and does not intend, to update these forward-looking statements.


                        SOUTHWEST WATER COMPANY
                      FIRST QUARTER 2003 RESULTS

            FINANCIAL HIGHLIGHTS  SOUTHWEST WATER COMPANY
        (unaudited and in thousands, except per share amounts)

                                                    Three Months Ended
                                                         March 31,
                                                      2003    2002 (1)

Operating revenues                                   $36,114  $28,168

Operating income                                        $921   $1,867

Pension gain and land sale, net of tax                     -     $713

Net income (loss) (2)                                  $(149)  $1,164

Earnings (loss) per common share:
  Diluted (2)                                         $(0.02)   $0.11

Weighted average outstanding common shares: (2)
  Diluted                                             10,182   10,124

           NOTES:
           (1) Operating income, net income (loss) and diluted earnings (loss) per common share reflect the company's adoption of Statement of Financial Accounting
                Standards No. 123, Accounting for Stock Based
                Compensation, effective in 2002.
           (2) Per share amounts and weighted average outstanding common shares reflect a 5% stock dividend on January 1, 2003.


                CONSOLIDATED BALANCE SHEET INFORMATION

                                               March 31,  December 31,
                                                2003         2002

Current assets                                   $28,164      $29,836
Property, plant and equipment                    206,298      203,933
Total assets                                    $269,656     $268,744

Current liabilities                              $29,243      $31,623
Long-term debt                                    83,909       80,985
Contributions in aid of construction              71,291       70,658
Stockholders' equity                              61,363       61,837
Total liabilities and stockholders' equity      $269,656     $268,744

    CONTACT: Southwest Water Company
             Richard J. Shields, 626/915-1551
             www.southwestwater.com
             or
             Coffin Communications Group
             Crocker Coulson, 818/789-0100
             www.coffincg.com